January 7, 2004

John O. Gilbert, Chairman
LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Gilbert:

This letter is to confirm to you that, effective from the date of the merger of the various series of AAL Variable Product Series Fund, Inc. into the comparable series of LB Series Fund, Inc. through at least December 31, 2004, Thrivent Financial for Lutherans ("Thrivent Financial"), the investment adviser for LB Series Fund, Inc., has voluntarily agreed to temporarily reimburse all expenses other than the investment advisory fees for the Thrivent Partner Technology Stock Portfolio, Thrivent Partner Small Cap Growth Portfolio, Thrivent Partner Small Cap Value Portfolio, Thrivent Partner Mid Cap Growth Portfolio, Thrivent Mid Cap Stock Portfolio, Thrivent Partner All Cap Portfolio, Thrivent Partner Investors Growth Portfolio, Thrivent Partner Growth Stock Portfolio, Thrivent Real Estate Securities Portfolio, and Thrivent Mortgage Securities Portfolio.

Sincerely,

/s/ Charles D. Gariboldi
_______________________________
Charles D. Gariboldi, Vice President